Exhibit 10.1

Duplicate Original 1 of 2

TRANSITION AND SEPARATION AGREEMENT

This Transition and Separation Agreement (the “Agreement”) is made as of its latest date of execution between Boston Scientific Corporation (“Boston Scientific”, “BSC”, or the “Company”) and Jeffrey D. Capello (“you”).  Except as expressly provided herein, this Agreement and the Release (as defined below) supersede and cancel any prior employment agreements or arrangements you may have entered into with BSC except for (i) the Agreement Concerning Employment for U.S. Employees (“Employment Agreement”) attached hereto as Attachment 1, which you entered into by electronic acknowledgment on May 31, 2012, and (ii) the Directors and Officers Indemnification Agreement (“Directors and Officers Indemnification Agreement”) attached hereto as Attachment 2. Your obligations under the Employment Agreement shall be in addition or complementary to and shall not be superseded by this Agreement.  However, if there is any conflict in terms between this Agreement and the Employment Agreement, the terms of this Agreement prevail.

WHEREAS,  you are transitioning from your role as Executive Vice President and Chief Financial Officer (“CFO”) of the Company to a role as a Senior Advisor; and

WHEREAS, the Company desires you to continue your service as CFO for the remainder of 2013 and seeks your assistance as a Senior Advisor through May 15, 2014;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.                                      TRANSITION TO SENIOR ADVISOR

(a)                                 Transition from CFO.  Effective December 31, 2013 (the “Transition Date”), you shall transition from your position as CFO and member of the Executive Committee and from any other positions that you then hold with Boston Scientific or any affiliate.  Such actions shall be considered to be resignations from such positions.  Immediately thereafter, you shall become a Senior Advisor to the Company until the Separation Date, as defined in Paragraph 1(e), below.  If so requested by the Company, you shall sign any resignation document reasonably requested by the Company to confirm any such actions, provided such document is not inconsistent with anything set forth in this Agreement.

(b)                                 Duties and Salary as a Senior Advisor.  Your duties as a Senior Advisor shall be any duties reasonably assigned to you by the Company’s President and Chief Executive Officer (the “CEO”) that are appropriate for an individual of your knowledge and experience in the industry.  Your base salary as a Senior Advisor shall be at your current annual base salary of Six Hundred Ten Thousand Twenty-Nine Dollars and Sixteen Cents ($610,029.16), and will be payable on a bi-weekly basis, less withholding for taxes and other applicable deductions, assuming full-time status.  Nothing herein shall be construed as requiring you to come into the office during your employment as a Senior Advisor except upon request by the CEO with reasonable advance notice.

(c)                                  Full-Time Status.  Unless otherwise provided in writing by the CEO, you shall devote your working time during your employment as a Senior Advisor to your assigned responsibilities for the Company, except that you may engage in charitable or other nonprofit activities or serve as an advisor, consultant, director or trustee of any noncompetitive public or private for-profit organizations (in accordance with Company policies), provided that such services and activities are disclosed in writing to the CEO and the Company does not reasonably object to such services and activities.

(d)                                 Classification.  You shall continue to be classified as an employee of the Company during the period you serve as a Senior Advisor (the “Transition Period”).  The transition of your position from CFO to Senior Advisor shall not be considered to result in a termination of your employment for any purpose, including without limitation, for employee benefits or equity vesting.

(e)                                  Separation Date.  Your last date of employment shall be May 15, 2014, or the date of your earlier resignation on or after January 1, 2014, or termination for Cause under Paragraph 3, below (in each case, the “Separation Date”).

2.                                      PAYMENTS BY BSC

(a)  Separation Pay. Within thirty (30) days following the Separation Date, and subject to your execution of the general release of claims in the form attached hereto as Attachment 3 (the “Release”) no earlier than the Separation Date but within twenty-one (21) days following the Separation Date and non-revocation thereof, you will receive a lump sum payment representing your base salary of Six Hundred Ten Thousand Twenty-Nine Dollars and Sixteen Cents ($610,029.16), prorated from the Separation Date through December 31, 2014, less withholding for taxes and other applicable deductions as required by law, if any (“Separation Pay”).  You expressly acknowledge that as of your Separation Date, you are not eligible for any payments or benefits in addition to those described in this Agreement including under any existing BSC severance pay plan.

(b)  Outplacement Assistance. Boston Scientific agrees to provide you with outplacement assistance provided by the firm of Lee, Hecht, Harrison, in an amount not to exceed Twenty Five Thousand Dollars ($25,000).  In the event you choose not to utilize this outplacement assistance, you are not entitled to a cash payment in lieu of such services.

(c)  Accrued Vacation and Salary. BSC will pay you, as soon as administratively practicable on or after the Separation Date, but in no event later than BSC’s next regular pay date: (i) all accrued but unused vacation time through the Separation Date under applicable BSC policy and in accordance with applicable state law and (ii) all accrued but unpaid salary through the Separation Date.  You are entitled to these payments regardless of whether you execute this Agreement or the Release.

(d)  Bonus. You will receive a bonus payment under the 2013 Boston Scientific Annual Bonus Plan (“2013 Bonus Plan”). Your bonus payment shall be at your previously established incentive target percentage of eighty percent (80%) of your base salary, modified by and subject to bonus funding to be determined in the ordinary course but only to the extent consistent with any such modifications and/or determinations made with respect to the bonuses of BSC executives participating in the Corporate Business Group under the 2013 Bonus Plan.  For the avoidance of doubt, the calculation of the bonus payment referenced in the previous sentence shall not be subject to adjustment based on any determination regarding your individual performance.  The bonus is payable at the same time and in the same manner as all other participants in the 2013 Bonus Plan. In order to receive the 2013 bonus payment, you must be an employee of the Company as of the bonus payout date, which shall be no later than March 15, 2014. You acknowledge that you will not be eligible for consideration for any bonus payments under any other or future Boston Scientific annual bonus plan, including without limitation the 2014 Annual Bonus Plan.

(e)  Attorney’s fees. Boston Scientific will reimburse you for legal fees you expend in connection with this Agreement in an amount up to Twenty-Five Thousand Dollars ($25,000).

3.                                      TERMINATION FOR CAUSE

BSC shall not have the right to terminate your employment prior to May 15, 2014 other than for Cause.  Cause shall be defined herein under the definition in the 2011 Long Term Incentive Plan. In the event of your termination for Cause under this Paragraph, you shall not be entitled to Separation Pay under Paragraph 2(a), and the Company reserves all forfeiture and recoupment rights under any other Company plans or policies.

4.                                      TERMINATION OF EMPLOYMENT BENEFITS

(a)  Your participation in BSC’s Medical/Dental/Vision Plans and Healthcare Flexible Spending Account (as well as the participation of any of your dependents who were covered by such Plans or Account just prior to the Separation Date) shall continue through the Separation Date, on the same terms and conditions as such coverage and/or participation is made available from time to time to active BSC employees generally.  You may continue your participation in BSC’s Medical/Dental/Vision Plans and Healthcare Flexible Spending Account for eighteen (18) (or possibly more) months as provided under the Consolidated Omnibus Budget and Reconciliation Act of 1986 (“COBRA”), should you be eligible for and elect it.  During the time of such participation, you will be responsible for making timely payments for the then applicable costs and fees.  BSC shall directly pay, or reimburse you, for that portion of the premium for you and your covered dependents for an amount equal to the employer costs of COBRA from the Separation Date through December 31, 2014 (i.e., such monthly installments shall be at the same level at which BSC makes contributions for such coverage on behalf of similarly situated, active employees).  To enable BSC to comply with its obligation to provide notification of your rights to continue Medical/Dental/Vision Plan and/or Healthcare Flexible Spending Account participation, you agree to inform BSC of any change in address, dependent or marital status. You also acknowledge that you understand that the terms of BSC’s Medical/Dental/Vision Plans and Healthcare Flexible Spending Account offered to BSC employees generally may change from time to time, and that your coverage and/or participation and associated costs will be subject to any such change.

(b)  You further agree and acknowledge that your participation in all other Company benefits and benefit plans in which you are currently enrolled, including but not limited to Accidental Death and Dismemberment (AD&D), Business Travel Accident, Life Insurance, and Short-Term and Long-Term Disability Plans, shall continue through the Separation Date on the same terms and conditions as such coverage and/or participation is made available from time to time to active BSC employees generally, except that as of the Transition Date, you will no longer be eligible to participate in the Company’s Executive Retirement Plan and your Change in Control Agreement shall terminate.  To the extent permitted by the plans, you will be given the same rights to continue your coverage on a non-group basis as afforded to other employees and/or officers who have separated from employment.

5.                                      STOCK OPTIONS, DEFERRED STOCK UNITS AND PERFORMANCE SHARE UNITS

You expressly agree and acknowledge that you will no longer be eligible to receive any new long term equity incentive awards under Boston Scientific’s Long Term Incentive Plans and related programs, including without limitation the 2014 Long Term Incentive Program. Nothing in this Agreement is intended to modify the Company’s or your rights and obligations (and restrictions on such rights and obligations) with respect to awards of stock options, deferred stock units and/or performance share units made to you under Boston Scientific’s Long Term Incentive Plans and related programs, including without limitation your right to exercise vested stock options for twelve (12) months from the Separation Date and your forfeiture of all stock options, deferred stock units and performance share units that, in each instance, have not vested on or before the Separation Date.  The terms of all applicable award agreements and plan documents remain in effect with respect to such awards, and for avoidance of doubt, you must be an employee of the Company as of any vesting dates in order for vesting to occur.

Notwithstanding the foregoing, (a) with respect to the performance share units awarded to you under the Boston Scientific 2012 and 2013 Free Cash Flow Performance Share Programs (respectively, the “2012 FCF Program” and the “2013 FCF Program”) and provided that with respect to such performance share units awarded under the 2013 FCF Program the Separation Date is after December 31, 2013: (i) Boston Scientific will waive the requirement that you be employed by the Company on December 31, 2014 and December 31, 2015, respectively, to be eligible to receive shares of Boston Scientific common stock in respect of such performance share units as to which the performance criteria under such programs have been satisfied and (ii)

any shares of Boston Scientific common stock to be issued in respect of such performance share units as to which the performance criteria under such program have been satisfied shall be prorated  for the number of months worked during the respective Service Periods (as defined by 2012 FCF Program and 2013 FCF Program) and shall be delivered or otherwise made available to you in settlement thereof at the same time and in the same manner as other participants in such programs, but in any event no later than January 15, 2015 and January 15, 2016, respectively, and  (b) with respect to the performance share units awarded to you under the Boston Scientific 2012 and 2013 Total Shareholder Return Performance Share Programs (respectively, the “2012 TSR Program” and the “2013 TSR Program”) and provided that with respect to such performance share units awarded under the 2013 TSR Program the Separation Date is after December 31, 2013: (i) Boston Scientific will waive the requirement that you be employed by the Company on December 31, 2014 and December 31, 2015, respectively, to be eligible to receive shares of Boston Scientific common stock in respect of such performance share units as to which the performance criteria under such programs have been satisfied and (ii) any shares of Boston Scientific common stock to be issued in respect of such performance share units as to which the performance criteria under such programs have been satisfied shall be prorated  for the number of months worked during the respective Performance Periods (as defined by the 2012 TSR Program and the 2013 TSR Program) and shall be delivered or otherwise made available to you in settlement thereof at the same time and in the same manner as other participants in such programs, but in any event no later than March 15, 2015 and March 15, 2016, respectively.  For the avoidance of doubt, the prorations discussed in this paragraph shall be based on the number of months of your employment during the Service Period or Performance Period, as applicable, over 36 (the number of months in the Service Period or Performance Period, as applicable), rounded to the nearest whole month.  For example, assuming a Separation Date of May 15, 2014, the prorations contemplated by this paragraph shall be based on the ratio of (i) 29 to 36, with respect to the 2012 FCF Program and the 2012 TSR Program and (ii) 17 to 36, with respect to the 2013 FCF Program and the 2013 TSR Program.  BSC agrees that it will provide, annually and for illustrative purposes only, (with the first such schedule being provided on or prior to the date of this Agreement) a schedule of the awards that you are eligible to earn under the 2012 FCF Program, 2013 FCF Program, 2012 TSR Program and 2013 TSR Program, including those for which the Company performance criteria have been satisfied.  On or before January 31 of each of 2014, 2015 and 2016, BSC will provide you with the total shareholder return performance for BSC and the control group under the 2012 TSR Program and 2013 TSR Program for the previous calendar year.

6.                                      EXPENSE REIMBURSEMENT

BSC will reimburse you in accordance with usual BSC policy for all unreimbursed business travel and other out-of-pocket expenses incurred by you through the Separation Date in the performance of your duties as an employee of BSC.  Such expenses must be submitted in accordance with BSC policies.  You are entitled to these payments regardless of whether you execute this Agreement or the Release.

7.                                      RELEASE BY EMPLOYEE

You hereby release and forever discharge BSC and its subsidiaries, affiliates, predecessors, successors, and assigns and the Directors, officers, shareholders, employees, representatives and agents of each of the foregoing (collectively “Releasees”) of and from the following as of the date of your execution of this Agreement:

(a)                                 Any and all claims, demands, and liabilities whatsoever of every name and nature (other than those arising directly out of this Agreement and/or the Directors and Officers Indemnification Agreement referenced below, and those you may have for workers compensation benefits, equity, BSC’s 401(k) plan and deferred compensation plan, that, in each instance, are vested as of the Separation Date, or under COBRA or unemployment compensation), including (without limitation) any claim in the nature of so-called whistleblower complaints to the extent permitted by applicable law, and any and all claims, demands and liabilities with respect to your employment or the terms and conditions or notice of termination or termination of your employment, benefits or compensation which you have against Releasees, or ever had;

(b)                                 As included in the above, without limitation, all claims known or unknown for tortious injury, breach of contract (other than claims for breach of this Agreement and/or the Directors and Officers Indemnification Agreement referenced below), and wrongful discharge (including without limitation, any claim for constructive discharge), all claims for infliction of emotional distress, all claims for slander, libel, or defamation of character, all claims of retaliation, and all claims for attorneys’ fees, as related to your employment, or the terms and conditions or notice of termination or termination of your employment, benefits, or compensation; and

(c)                                  You specifically release and forever discharge Releasees from any and all claims based upon any allegation of employment discrimination, including (without limitation) discrimination on the basis of race, color, sex, sexual orientation, age, religion, disability, genetic testing or national origin; provided that this sentence shall not have any effect on your ability to participate in any investigation or proceedings conducted by the Equal Employment Opportunity Commission (“EEOC,” which term hereinafter shall be deemed to refer to the EEOC or any state or local fair employment practices agency); provided, however, that you do release your right to secure damages for any alleged discriminatory, harassing or retaliatory treatment.

(d)   In accordance with the Older Workers Benefit Protection Act, you expressly acknowledge and agree that, by entering into this Agreement, you are waiving any and all rights or claims that you may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, arising on or before the date you execute this Agreement.  You further expressly acknowledge and agree that you have been given the opportunity, if you so desire, to consider this Agreement for twenty-one (21) days before executing it.  In the event that you execute the Agreement within less than twenty-one (21) days of the date of its delivery to you, you acknowledge that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire twenty-one (21) day period.  You agree that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original twenty-one (21) day consideration period.  BSC acknowledges that for a period of seven (7) days from the date of the execution of this Agreement, you shall retain the right to revoke this Agreement by written notice to Boston Scientific c/o Wendy Carruthers, Sr. Vice President, Human Resources, One Boston Scientific Place, Natick, MA 01760-1527, or her successor, and that this express Agreement shall not become effective or enforceable until the date such revocation period expires (the “Effective Date”).  Therefore, no BSC obligations will be met and payments called for by BSC under Paragraph 2, other than Paragraph 2(c) hereto, shall not be made until after the Effective Date.

8.                                      RELEASE BY BSC

BSC hereby releases and forever discharges you of and from the following as of the date of your execution of this Agreement: Any and all claims, demands, and liabilities whatsoever of every name and nature (other than those arising directly out of this Agreement) with respect to your employment and/or service as an officer, or your separation from employment and/or service as an officer, which it has against you, or ever had, as a result of any facts or circumstances that occurred or existed or of which BSC had notice or about which, with usual and customary diligence BSC would have known, at any time to the date of BSC’s execution of this Agreement; provided, that notwithstanding the foregoing, BSC does not release any and all forfeiture and recoupment rights under any annual bonus plans or equity incentive plans or agreements; and, provided, further, that, notwithstanding the foregoing, BSC does not release you from any civil claims based on any facts and/or omissions that satisfy the elements of a criminal offense or claims arising out of your deliberate misconduct that resulted in material injury to BSC, provided, however, that BSC hereby represents that it knows of no such claims.

9.                                      NO DAMAGES SOUGHT

You represent and state that you have not sought and will not seek or accept any damages or individualized relief in connection with any complaints or charges filed against Releasees with any local, state or federal agency or court, and you agree that if any complaint or charge is filed on your behalf, you shall take all reasonable steps necessary to refuse any damages or individualized relief in connection therewith.

10.                               INDEMNIFICATION

You shall have all rights to indemnification with respect to legal claims and legal expenses that are available to current and former officers of BSC under the Certificate of Incorporation and Bylaws of BSC and to you under your Directors and Officers Indemnification Agreement, attached hereto as Attachment 2.

11.                               NO LIABILITY ADMITTED

You and BSC acknowledge that neither the execution of this Agreement nor the performance of any of its terms shall constitute an admission by you or BSC of any wrongdoing by any of the Releasees or by you.

12.                               RESTRICTIVE COVENANTS AND OTHER OBLIGATIONS

You acknowledge that you are subject to restrictions on post-employment activities and obligations with respect to the protection of confidential and proprietary information and the return of BSC property under the Employment Agreement as set forth in Attachment 1 hereto.

13.                               NONDISCLOSURE OF CONFIDENTIAL INFORMATION

In addition to the Employment Agreement, you agree that you shall keep entirely secret and confidential, and shall not disclose to any person or entity, in any fashion or for any purpose whatsoever, any information that is (i) not available to the general public, and/or (ii) not generally known outside BSC, regarding Releasees (other than information related to persons for which neither you nor BSC or its subsidiaries or affiliates had a duty or obligation to maintain the confidentiality of), to which you have had access or about which you heard in the course of performing your duties for BSC, including, without limitation, any information relating to any of the Releasees’ business; their plans, strategies, prospects or objectives; their technology, processes or specifications; their manufacturing, distribution, procurement, sales and support practices and operations; their financial conditions and results of their operations; their operational strengths and weaknesses; and their personnel and compensation policies, procedures and transactions.  Notwithstanding the foregoing, the obligations described in the previous sentence shall not apply to information (i) that is or becomes generally known to or available for use by the public through no act or fault on your part, or (ii) that is required to be disclosed by an order of a court of competent jurisdiction or by applicable law or  regulation; provided, however, that if you are so required to disclose such confidential information, you shall, to the extent permitted by law and reasonable under the circumstances and at BSC’s expense, (A) provide BSC an opportunity to seek to prevent the disclosure of, or to obtain a protective order for, such confidential information by giving BSC advance notice of such disclosure and (B) make such required disclosures in consultation with BSC and cooperate with BSC as reasonably requested.

14.                               NO DETRIMENTAL COMMUNICATIONS

You agree that you will not make or cause to be disclosed any negative, adverse or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Releasees regarding any of the Releasees or about any of the Releasees’ products or services, business affairs, financial condition or prospects for the future.  Furthermore, you hereby represent to BSC that you have made no such communication, and you acknowledge that BSC relies upon this representation in agreeing to enter into this Agreement.  BSC likewise agrees that neither it nor any of its directors or executive officers will make or cause to be disclosed any negative, adverse or derogatory statements to any media outlet, industry group, financial institution, current or former employee, consultant, client or customer of the Releasees, or a third party that is your prospective employer, client or business associate regarding you.  Furthermore, BSC hereby represents to you that none of its executive officers has made any such communication, and BSC acknowledges that you rely upon this representation in agreeing to enter into this Agreement.  BSC acknowledges that the parties shall mutually agree on talking points to be used when responding to third party inquiries.

15.                               FUTURE ASSISTANCE

BSC may seek your assistance, cooperation or truthful testimony in connection with any investigation, litigation, patent application or prosecution, or intellectual property or other proceeding arising out of matters within your knowledge and/or related to your position as an employee of BSC, and in any such instance, you shall provide such assistance, cooperation or truthful testimony and BSC shall pay your reasonable costs and expenses in connection therewith.

16.                               CONFIDENTIALITY

You acknowledge and understand that the terms of this Agreement may be filed in accordance with the rules and regulations of the Securities and Exchange Commission and may therefore become publicly available.

17.                               RECOUPMENT OF SEPARATION PAY

In the event of a final determination by a court of competent jurisdiction that there has been a breach by you of a material obligation under this Agreement or the Employment Agreement, and following advance notice (to the extent reasonable under the circumstances) by BSC of the breach and an opportunity to cure, to the extent such breach is susceptible to cure in the sole discretion of BSC, you shall repay to BSC the Separation Pay, and shall be liable, moreover, for any damages which a court may finally determine and shall be subject to injunctive relief damages, and any other relief which a court may award; provided that this sentence shall not have any effect on your ability to participate in any investigation or proceedings conducted by the EEOC; provided, however, that you do release your right to secure damages for any alleged discriminatory, harassing or retaliatory treatment.  In addition, for the one-year period following the Separation Date, the Company will have the right to require you to repay the full amount of the Separation Pay to the Company, if it is finally determined by a court of competent jurisdiction that, within such one-year period, BSC reasonably had “Cause” for termination, as defined in the 2011 Long Term Incentive Plan.  BSC hereby represents that it knows of no facts or circumstances that would constitute “Cause” for your termination.

Notwithstanding anything to the contrary this Agreement, you acknowledge and agree that any and all forfeiture and recoupment rights under any annual bonus plans or equity incentive plans or agreements remain in full force and effect.  For the avoidance of doubt, BSC’s rights to repayment of the Separation Pay shall be pursuant to and governed solely by the terms of this Agreement.

18.                               GOVERNING LAW; SEVERABILITY

This Agreement is entered into and shall be construed under the laws of the State of Massachusetts. In the event any provision of this Agreement is determined to be illegal or unenforceable by a duly authorized court of competent jurisdiction, then the remainder of this Agreement shall not be affected thereby, it being the intention of the parties that each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.  You acknowledge and agree that you will forfeit the amounts paid or payable under Paragraph 2(a) if you challenge the validity of the release.

19.                               WAIVERS; AMENDMENTS

The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation and shall not be deemed a waiver of any subsequent breach.  No modification, alteration, or change or waiver of any provision of this Agreement shall be effective unless in writing and signed by both parties wherein specific reference is made to this Agreement.

20.                               NO OTHER INDUCEMENTS

This Agreement sets forth the entire understanding of the parties in connection with its subject matter.  Any and all prior negotiations are merged in this Agreement.  Neither of the parties has made any settlement, representation or warranty in connection with the issues addressed in this Agreement (except those expressly set forth in this Agreement) which has been relied upon by the other party, or which acted as an inducement for the other party to enter into this Agreement.

21.                               PERSONS BOUND BY THE AGREEMENT

This Agreement shall be binding upon and inure to the benefit of you and to the benefit of each of the Releasees and their respective successors and assigns.

22.                               ASSIGNMENT OF INTERESTS

You warrant that you have not assigned, or transferred or purported to assign or transfer any claim against Releasees.

23.                               PREVAILING PARTY ENTITLED TO FEES

In the event that any action or proceeding is initiated to enforce or interpret the provisions of this Agreement, or to recover for a violation of the Agreement, the prevailing party in any such action or proceeding shall be entitled to its costs (including reasonable attorneys’ fees).

24.                               SECTION 409A OF THE CODE

This Agreement is intended, to the greatest extent permitted under law, to comply with the short-term deferral exemption and the separation pay exemption provided in Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other interpretative guidance issued thereunder (“Section 409A”) such that no benefits or payments under this Agreement are subject to Section 409A.  Notwithstanding anything herein to the contrary, the timing of any payments under this Agreement shall be made consistent with such exemption.  Your right to receive a series of installment payments under this Agreement, if any, shall be treated as a right to receive a series of separate payments.  To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A, including without limitation any such regulations or other guidance that may be issued after the Separation Date.  Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder may be subject to Section 409A, the Company may, to the extent permitted under Section 409A cooperate in good faith to adopt such amendments to this Agreement or adopt other appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A; provided, however, that this paragraph shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so.  To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A, such reimbursements shall be paid to you no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and your right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

25.                               TAXES.  You understand and agree that all payments under this Agreement will be subject to appropriate tax withholding and other deductions as required by law, if any.

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25.                               REPRESENTATION

BSC hereby advises you to consult an attorney of your choice before executing this Agreement.  You represent that, prior to executing this Agreement; you were advised to and had the opportunity to review the provisions of this Agreement with counsel of your choice.

The parties have read the foregoing Agreement and know its contents, and know that its terms are contractual and legally binding.  The parties further agree that they enter this Agreement voluntarily and that they have not been pressured or coerced in any way into signing this Agreement.

IN WITNESS WHEREOF, the parties hereby agree.

By:

	Jeffrey D. Capello	Date

BOSTON SCIENTIFIC CORPORATION

By:

	Michael F. Mahoney	Date

President and CEO

Attachment 1: Agreement Concerning Employment

Attachment 2: Directors and Officers Indemnification Agreement

Attachment 3: General Release of Claims